Exhibit 99.2

Pixelworks, Inc. 1Q 2023 Conference Call
Tuesday, May 9, 2023

Operator
Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s first quarter 2023 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following Management’s prepared remarks, instructions will be given for the question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Brett Perry with Shelton Group Investor Relations.
Brett Perry
Good afternoon and thank you for joining today’s call. With me on the call are Pixelworks’ President and CEO, Todd DeBonis, and Chief Financial Officer, Haley Aman. The purpose of today's conference call is to supplement the information provided in Pixelworks' press release issued earlier today announcing the Company's financial results for the first quarter of 2023.
Before we begin, I would like to remind you that various remarks we make on this call, including those about our projected future financial results, economic and market trends and our competitive position constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the Company's beliefs as of today, Tuesday, May 9, 2023. The Company undertakes no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, our annual report on Form 10-K for the year ended December 31, 2022, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Additionally, the Company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss, and net loss per share. Non-GAAP measures exclude amortization of acquired intangible assets and stock-based compensation expense as well as the tax effect of the non-GAAP adjustments.
The Company uses these non-GAAP measures internally to assess our operating performance. We believe these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics. We caution investors to consider these measures in addition to, and not as a substitute for nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.
Also note, throughout the Company's press release and management statements during this conference, we refer to net loss attributable to Pixelworks, Inc. as simply net loss. For additional details and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, please refer to the Company’s press release issued earlier today.
With that, I will now turn the call over to Pixelworks’ CEO, Todd DeBonis, for his opening remarks.
Todd DeBonis
Thank you, Brett, and good afternoon and welcome those participating on today’s call.
Coming off our 27% revenue growth in 2022, we acknowledged that revenue would be down significantly in the first quarter due to a combination of the inventory correction in the broader smartphone market as well as the anticipated seasonality in the projector market. As outlined in today’s press release, our first quarter financial results were consistent with our prior guidance. Today we are confident that Q1 was the bottom of the correction for our Mobile business. As of the end of March, all previous inventory of our mobile ICs both within the channel and held by customers was well below normal – clearing the way for renewed growth and momentum in the second quarter.

Taking a closer look at the mobile market, there’s recently been ample market commentary from many of the prominent suppliers that sell into smartphone segment. Rather than reiterating general comments on the market, we will focus on how Pixelworks and our current position is different than some of these other companies. Clearly an inventory correction has been taking place, as many suppliers overbuilt, and both the distribution channel and smartphone OEMs amassed excess inventory due to the weaker than anticipated demand in 2022 which continued into Q1 2023. As a result, multiple component suppliers indicated that digesting that inventory could potentially extend out to the end of this year. Specific to Pixelworks, we were capacity constrained for effectively all of 2022, and with that, we managed inventory conservatively. As a result, unlike many others today we are shipping to fulfill current customer demand and refill depleted channel partners buffer inventory.
Regarding China smartphone ODM demand. Although there are differing views on the pace of the China recovery, most industry commentary suggests that global smartphone demand is softer than previously hoped – which translates into taking longer to digest excess inventory. While softer demand may be true for the broader mobile market, the flagship and premium segments that we predominantly sell into are outperforming the broader market. In addition, the customers’ models that include our visual processors are exceeding preliminary forecasts. Since February we have received order pull-ins and upside demand from mobile customers on a combination of existing models as well as soon to be launched mobile programs. We have had multiple tier-one customers agree to cover the expedite fees to meet their revised demand profile.
To briefly recap our mobile wins announced year-to-date, we’ve been in 6 premium smartphone models launched by several of Pixelworks’ multi-generation mobile customers, including OnePlus and Realme, (both Oppo sub brands) as well as HONOR and ASUS-ROG. Together, these models represent multiple program wins with Soft Iris, X5 and X7 our latest generation visual processor.
As mentioned on our previous conference call, the OnePlus 11 and OnePlus Ace 2 flagship smartphones were launched at the beginning of year and were two of the first devices to incorporate our latest X7 visual processor. Both of these devices feature the industry’s first solution to combine ultra-low latency MotionEngine®, low power super-resolution and always-on HDR – these functions have now been adapted for optimal performance on over 100 different popular mobile games.
In February, one of fastest growing 5G smartphone brands, realme, launched the realme GT Neo 5 smartphone incorporating our X5 Plus visual processor. OPPO’s realme GT series continues to embrace the high-quality display differentiation enabled by Pixelworks’ visual processors, which this latest model coupled together with other hardware innovation such 240W fast charging capability.
Additionally, one of Pixelworks’ first-ever mobile customers, ASUS, continued its adoption of our Pixelworks’ visual processing solutions in the launch of its ROG Phone 7 series, featuring our industry-leading HDR enhancement, professional color calibration, and DC Dimming technologies.
Also during the quarter Honor released the Magic5 series smartphones, with both the HONOR Magic5 Pro and HONOR Magic5 Ultimate incorporating our advanced X5 Plus visual processor. Subsequent to its launch, the HONOR Magic5 Pro was tested and ranked by DXOMARK, an independent third-party quality evaluation lab. The Magic5 Pro scored an impressive 151 on DXOMARK’s display test, ranking it #1 in global smartphone display performance.
Complementing our work with mobile OEMs, we continue to expand our initiatives with key partners aimed at establishing an advanced mobile gaming ecosystem. Following our initial collaboration with Unity as a Verified Solutions Partner, we are advancing engagements with other leading gaming engine solutions, including Unreal and multiple studios’ own custom gaming engines. Together with the uniquely differentiated visual performance enabled by Pixelworks’ X7 visual processor and our Rendering Accelerator SDK, we are increasing momentum on further collaboration with major mobile gaming studios.
We’ve recently announced two of these collaborations, the first of which was with GALA Sports on their soccer simulation game, Total Football. The latest version of the game is now being launched internationally, however when initially launched in mainland China last year it ranked among the top downloaded sports games and ranked the 6th most downloaded in the free games category. Then yesterday, we announced our second collaboration with Nuverse on its latest release of Crystal of Atlan, which was developed using the Unreal 4 gaming engine. Both of these mobile games incorporate Pixelworks’ Rendering Accelerator SDK, which in combination with our X7 processor delivers an exceptional 120fps visual experience with low power consumption.

These types of direct engagement as well as our other initiatives in the mobile gaming ecosystem have and continue to increase the awareness and recognition of Pixelworks. Looking ahead to the second quarter and second half of the year, we have a robust pipeline of tier-one mobile programs. This includes our recently secured first design-in and production orders with our fourth tier-one mobile customer. We will begin shipping in support of these orders this quarter, with this customer’s first device incorporating Pixelworks technology scheduled to be launched in the third quarter. Taken together with our existing design-ins across other tier-one mobile OEMs, we expect renewed momentum accelerating into the second half of this year.
Turning to an update on our TrueCut Motion platform. As we have been communicating to investors since its launch, TrueCut Motion is a full ecosystem play, not a standalone solution. We continue to build-out this ecosystem from the ground-up. Advancing the technology innovation from the 24 frames per second that’s been used for decades to cinematic high frame rate will take time. I’ve discussed several of the reasons for this in the past, however over the past six months our TrueCut motion grading technology has been an integral part of how the biggest movies are shown in Premium Large Format Theaters.
Starting with the re-release of “Avatar” late last year, followed by Disney’s global theatrical release of James Cameron’s The Way of Water in December, and then 20th Century Studio’s re-release of Titanic in February – James Cameron has truly awakened the industry to what’s possible. In addition to each of these titles being released to theaters in 4K HDR and 3D, they all featured cinematic high frame rate enabled by Pixelworks’ TrueCut Motion platform. These films represent 3 of the 4 highest grossing box office films of all time, which is indicative of the high level of interest and consumer acceptance of true cinematic realism. The incredible global success of these titles has also resulted in increased demand from industry participants for additional premium large screen format content.
Today, TrueCut remains the only end-to-end high frame rate solution validated by Hollywood and with the proven capability to deliver cinematic high frame rate to any screen and has led to a significant increase in inbound engagement from ecosystem participants.
As discussed on previous conference calls, we continue to focus on establishing Truecut Motion in the global home entertainment ecosystem. A unique and premium video experience is becoming increasingly important to streaming service providers, as they look to add higher-tier subscriptions that offer superior content that re-creates the premium cinematic experience they enjoy in today’s state of the art theaters. We believe the initial commercial success and high level of engagement from leaders in the motion picture industry represents an early glimpse into the significant opportunity that lies ahead for our TrueCut Motion solution.
Shifting to the Home and Enterprise market. As anticipated, revenue declined in quarter with weaker demand primarily reflecting typical first quarter seasonality, as Japanese OEMs managed-down their inventory prior to their fiscal year-end. Following the extended period of constrained supply for key projector components throughout last year, projector customers have generally indicated incremental improvement in their supply chains. With that said, we currently expect it will take Projector OEMs through at least the second quarter to more fully address remaining supply and demand imbalances.
Also I am pleased to report that the co-development project with our largest projector customer continues to progress well and remains on track. In fact, we expect to deliver initial samples of this next-generation SoC during the current quarter, triggering the next milestone payment and associated credit to R&D. Once released to production toward the end of the year, we expect this new SoC to become a major revenue driver within our projector business beginning in 2024 and continue through the later part of this decade.
Another highlight in the quarter that merits mentioning is our successful closing in February of the previously announced strategic investment in our Pixelworks Shanghai subsidiary. As a reminder, this transaction exchanged roughly 3% equity interest in the subsidiary at an implied valuation of more than $500 million. Following the strategic investment, Pixelworks, Inc continues to hold a majority equity interest of approximately 78%, and the proceeds from the transaction are reflected in our quarter-end cash balance of $62.8 million.
In addition to helping to support our broader ongoing growth initiatives, the strategic investments we’ve secured have also served to properly capitalize Pixelworks Shanghai as we continue preparations for a public local listing on the STAR exchange in China. As an update on where we are in this multi-phase process, I’m thrilled to report that we recently retained the #1 investment bank in China, CITIC Securities. CITIC has extensive expertise with listings on the STAR exchange, and they will serve as an important partner through the remainder of the application and underwriting process. We currently expect our Pixelworks Shanghai subsidiary to begin the formal tutoring process during the current quarter.

In conclusion, I am proud of the team’s diligent work to efficiently manage through the impacts of the macro- and end market-specific headwinds during the quarter. Our prudent management of inventory has positioned us to rebound faster than many of our industry peers. Today, our bookings fully support strong sequential revenue growth in mobile and we’re also seeing the initial improvement of order patterns in the projector market. Acknowledging there remains uncertainty in the global economy, we are feeling increasingly optimistic about the balance of the year. We are well capitalized to continue executing on our growth initiatives, while maintaining our focus on an aggressive new product roadmap as well as expanded ecosystems for advanced mobile gaming and the TrueCut Motion platform.
With that, I’ll hand the call to Haley to review the financials and provide our guidance for the second quarter.
Haley Aman
Thank you, Todd.
Revenue for the first quarter of 2023 was $10.0 million, in-line with the midpoint of our guidance. The sequential and year-over-year decline was driven by lower demand in mobile related to the industry-wide inventory correction in smartphones, combined with historical first quarter seasonality in the Projector market. Additionally, as anticipated Video Delivery revenue declined sequentially following higher sales of certain end-of-life products during the fourth quarter.
The resulting breakdown of revenue in the first quarter was as follows:
•Revenue from Mobile was approximately $3.3 million.
•Home and Enterprise was approximately $6.7 million. As a reminder, Home and Enterprise now reflects a combination of revenue from Projector and Video Delivery end markets. Projector accounted for approximately 90% of Home and Enterprise revenue in the first quarter, and we expect it to continue to represent a majority of Home and Enterprise revenue in future quarters.
Non-GAAP gross profit margin was 44.1% in the first quarter of 2023, compared to 53.3% in the fourth quarter of 2022, and compared to 53.2% in the first quarter of 2022. Gross margin for the quarter reflected a combination of product mix and reduced absorption rate associated with lower revenue.
Non-GAAP operating expenses were $13.6 million in the first quarter, compared to $10.8 million last quarter and $11.6 million in the first quarter of 2022. As a reminder, operating expenses in the fourth quarter benefited from a $2.5 million credit to R&D related to our co-development project. Excluding this credit, first quarter operating expenses were largely consistent with the OpEx level in the fourth quarter of 2022.
On a non-GAAP basis, first quarter 2023 net loss was $8.2 million, or a loss of ($0.15) cent per share, compared to a net loss of approximately $800,000, or a loss of ($0.01) cents per share, in the prior quarter, and a net loss of $3.5 million, or a loss of ($0.06) cents per share, in the first quarter of 2022.
Adjusted EBITDA for the first quarter of 2023 was a negative $7.8 million, compared to a negative $1.0 million last quarter and a negative $2.2 million in the first quarter of 2022.
Turning to the balance sheet, we ended the quarter with cash and cash equivalents of $62.8 million. As discussed on our last conference call, during the first quarter we closed the previously announced sale of equity interest in our Shanghai subsidiary, which was the primary contributor to the increased cash balance at quarter-end. In addition to cash used from operations, a portion of the cash proceeds from the transaction were offset by the purchase of two mask sets during the quarter.
Shifting to our current expectations and guidance for the second quarter of 2023.
Based on current order trends and backlog, we anticipate second quarter total revenue to be in a range of between $12.5 million and $14.5 million. At the midpoint of this range, total revenue would represent sequential growth of approximately 35%, led by an anticipated increase in sales of ICs into the mobile market.
Non-GAAP gross profit margin in the second quarter is expected to be between 40% and 42%. This gross margin range reflects anticipated product mix, including higher revenue contribution from mobile. Additionally, the lower than historical gross margin levels in the first half of 2023 reflect previous increases in cost of materials, a portion of which we chose not to immediately pass through to mobile customers during a period of weaker demand associated with the inventory correction in smartphones. As demand and unit sales of ICs increase in the second half of 2023, we expect to pass through incrementally higher material costs to customers, resulting in improved gross margins – particularly in mobile. We continue to target gross margin returning to levels near 50%.

We expect operating expenses in the second quarter to range between $11.0 million and $12.0 million on a non-GAAP basis. Note, this range reflects our expectation to achieve another planned milestone related to our co-development agreement. As with previous treatment, the milestone payment will be recognized as a credit to R&D reducing our anticipated reported operating expenses for the second quarter.
Lastly, we expect second quarter non-GAAP EPS to range between a loss of ($0.08) cents per share and a loss of ($0.12) cent per share.
That completes our prepared remarks, and we look forward to taking your questions. Operator, please proceed with the Q&A session. Thank you.